Randgold Resources Limited
Incorporated in Jersey, Channel Islands
Reg. No. 62686
LSE Trading Symbol: RRS
Nasdaq Trading Symbol: GOLD

PERSONNEL ROTATION STRENGTHENS EXPLORATION TEAMS

London, 5 May 2005 - In line with the recent reorganisation of the exploration function, designed to achieve the optimal application of Randgold Resources'
intellectual capital and the most cost-effective effort, technical personnel are now being rotated on a regular basis. According to exploration manager Paul
Harbidge this exercise is injecting new blood into the regional teams, enhancing the skills of team members and bringing additional experience where necessary to projects. "Developing a highly motivated, experienced and well-balanced exploration team is an ongoing process," says Harbidge. "At Loulo we now have an integrated team of Malian, Burkinabe, Ivorian and South African geologists.
Senegal, on the other hand, is our first all-national exploration team, while in
Burkina Faso we have marshalled a new mobile team which is rapidly evaluating and progressing projects. We're also building a specialised regional team to develop our understanding of the Kedougou-Keniaba Inlier, which we see as a big growth area for the future."

Harbidge said latest exploration results from Senegal and Burkina Faso had highlighted the potential for further discoveries in those regions.

"In Senegal our project portfolio of three permits covering 1 200 km(2) along the Sabodala volcanic belt is beginning to deliver on its promise of being a major new gold belt, with encouraging results from the latest round of reconnaissance drilling. At the Sofia target, trenching and reconnaissance drilling have confirmed continuity of gold mineralisation for 3.4 kilometres at the edge of a magnetic body with wide zones containing ore-grade intercepts. At
Makana II, a low-grade intrusive has been discovered with bulk mineable potential. At KB Main, ore-grade intercepts have been returned from diamond drilling, and these coincide with a large geochemical anomaly. At Mandinka, we have identified a 3-kilometre porphyritic dyke, 5 to 12 metres wide, with significant grade from rock and trench samples. In Burkina Faso, meanwhile, a
4.5-kilometre mineralised structure on the Kiaka permit has been identified and is being evaluated, while additional targets are being developed on the Danfora permit."

RANDGOLD RESOURCES ENQUIRIES:
Chief Executive - Dr Mark Bristow +44 779 775 2288
Financial Director - Roger Williams +44 791 709 8939
Investor & Media Relations - Kathy du Plessis +27 11 728 4701,
Cell: +27 (0) 83 266 5847,
Email: randgoldresources@dpapr.com

Website: www.randgoldresources.com

DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at
Morila, the development of Loulo and estimates of resources, reserves and mine life. For a discussion on such risk factors, refer to the annual report on Form
20-F for the year ended 31 December 2003, which was filed with the United States
Securities and Exchange Commission (the `SEC') on 30 June 2004. Randgold
Resources assumes no obligation to update information in this release.
Cautionary Note to US Investors: The SEC permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC. Investors are cautioned not to assume that all or any part of our resources will ever be converted into reserves which qualify as `proven and probable reserves' for the purposes of the SEC's industry guide number 7.